Exhibit 99.1

Diffusion Pharmaceuticals Announces 1-for-50 Reverse Stock Split as Part of Nasdaq Compliance Plan

Split Expected to be Effective for Trading Purposes as of Market Open on April 19, 2022

CHARLOTTESVILLE, Va. April 18, 2022 – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or the “Company”), a biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most, today announced that it will effect a 1-for-50 reverse stock split of its common stock. The reverse stock split is expected to become effective at 5:59 p.m. Eastern Time on April 18, 2022, and the Company’s common stock is expected to commence trading on the Nasdaq Capital Market on a post-split basis at the opening of the market on April 19, 2022, pending confirmation by the Depository Trust Company and Nasdaq. The common stock will continue to trade under the Company's existing trading symbol, “DFFN,” and the new CUSIP number for the common stock following the reverse stock split will be of 253748 404.

Diffusion expects that the reverse stock split, which was approved by the Company’s stockholders at a special meeting earlier today, will increase the price per share of the Company's common stock, and is part of the Company’s strategy to regain compliance with the $1.00 minimum bid price requirement of the Nasdaq Capital Market.

At the effective time of the reverse stock split, every fifty (50) shares of Diffusion’s issued, and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock without any change in the par value of $0.001 per share or the total number of authorized shares. The reverse stock split will reduce the Company’s number of shares outstanding common stock from approximately 102 million shares to approximately 2 million shares. No fractional shares of common stock will be issued in connection with the reverse stock split, and stockholders who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof. Proportional adjustments will also be made to the exercise prices and number of shares of common stock issuable upon the exercise of Diffusion’s stock options, restricted stock units, and warrants outstanding at the effective time, as applicable.

Additional information regarding the reverse stock split is available in the Company's definitive proxy statement originally filed with the U.S. Securities and Exchange Commission on March 28, 2022, as amended.

Information for Diffusion Stockholders

The Company has retained an affiliate of its transfer agent, Computershare Trust Company, N.A. (“Computershare”), to act as the exchange agent for the reverse stock split. Computershare will provide stockholders of record holding certificates representing pre-split shares of the Company's common stock as of the effective date with a letter of transmittal providing instructions for the exchange of stock certificates for post-split shares. Registered stockholders holding pre-split shares of the Company's common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the broker's or nominee's particular procedures for processing the reverse stock split.

If you have any questions regarding the exchange process, Computershare can be reached at 800-368-5948.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a biopharmaceutical company developing novel therapies that enhance the body’s ability to deliver oxygen to areas where it is needed most. Diffusion’s lead product candidate, TSC, is being developed to enhance the diffusion of oxygen to tissues with low oxygen levels, also known as hypoxia, a serious complication of many of medicine’s most intractable and difficult-to-treat conditions, including hypoxic solid tumors. For more information, please visit us at www.diffusionpharma.com.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the timing of effectiveness of the reverse stock split and the impact of the reverse stock split on the market price for the Company’s common stock. The Company may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although the Company believes that it has a reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, the Company’s actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risk and uncertainties include, among other things, those related to: the Company’s ability to maintain compliance with the continued listing standards of Nasdaq; general economic, political, business, industry, and market conditions, including the ongoing COVID-19 pandemic; and the other factors discussed under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified) and, except as required by applicable law, rule, or regulation, the Company undertakes no obligation to update any such statements after the date hereof.

Investor Contacts:

Tiberend Strategic Advisors, Inc.

Lisa Sher/Daniel Kontoh-Boateng

lsher@tiberend.com / dboateng@tiberend.com

Media Contact:

Kate Barrette

Rooney Partners

Kbarrette@rooneypartners.com